Exhibit 3.33

AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF TRUSOUTH OIL, LLC
A Louisiana Limited Liability Company
STATE OF LOUISIANA
PARISH OF CADDO
The undersigned, as sole member (the “Sole Member”) of TruSouth Oil, LLC, a Louisiana limited liability company (the “Company”), in the presence of the undersigned Notary Public, acting pursuant to the Limited Liability Company Law of Louisiana, La, R.S. 12:1301, et seq. (the “Act”), does hereby amend and restate the Articles of Organization of the Company, as of this 25th day of January, 2012.
RECITALS
WHEREAS, the Articles of Organization of the Company, dated as of July 11, 2005 (the “Articles of Organization”), were filed with the Secretary of State of the State of Louisiana on July 11, 2005;
WHEREAS, the Articles of Organization were amended on October 26, 2005; and
WHEREAS, the Sole Member has determined that it is advisable and in the best interest of the Company to amend and restate the Articles of Organization,
NOW, THEREFORE, BE IT RESOLVED, that the Sole Member hereby amends and restates the Articles of Organization, as amended, and adopts these Amended and Restated Articles of Organization (the “Amended & Restated Articles of Organization”) on the date hereof by execution by the Sole Member, to provide in their entirety as follows:
ARTICLE I
Name. The name of this limited liability company is TruSouth Oil, LLC,
ARTICLE II
Purpose. The purpose of this Company is for the transaction of any lawful business for which a limited liability company may be formed under the Act.
ARTICLE III
Ability of Members to Bind the Company. The ability of the members to bind the Company shall be restricted pursuant to the terms and conditions of the Company’s operating agreement.

ARTICLE IV
Management. Subject to the terms and conditions of the Company’s operating agreement, the members of the Company shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the members shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on a certificate signed and certified by the members to establish the authenticity of any record of the Company or the authority of any person to act on behalf of the Company, including but not limited to the authority to take actions referred to in La. R.S. 12:13 3 8(8).
ARTICLE V
Termination. The Company shall have a perpetual existence.
ARTICLE VI
Limitation of Liability. No member, manager, employee or agent of the Company is or shall be liable under any judgment, decree or order of any court, agency or other tribunal in the State of Louisiana or in any other jurisdiction, or on any other bash, for a debt, obligation or liability of the Company. No member shall have personal liability whatsoever to any third party, for monetary damages or otherwise, as a result of membership in or management of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended & Restated Articles of Organization as of the date first above written.

CALUMET LUBRICANTS CO.,
LIMITED PARTNERSHIP

By: Calumet LP GP, LLC, its general partner

By:     /s/ R. Patrick Murray, II
Name:     R. Patrick Murray, II

Title:	Vice President, Chief Financial Officer
And Secretary